UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

DATARAM CORPORATION

(Exact name of registrant as specified in charter)

New Jersey	1-8266	22-18314-09
State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route 571, P. O. Box 7258, Princeton, NJ		08543-7528
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 799-0071

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.     Entry Into a Material Definitive Agreement.

Amendment to Financing Agreement

On April 29, 2014, the Company entered into an amendment (the “Amendment”) to that certain Financing Agreement, dated as of November 6, 2013 (“Financing Agreement”), by and between the Company and Rosenthal & Rosenthal, Inc. The Amendment provides for advances against inventory balances based on prescribed formulas of raw materials and finished goods. The maximum borrowing capacity remains at $3,500,000, which management believes is sufficient for the next twelve months. All other terms of the Financing Agreement remain the same. The Financing Agreement was filed as Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on November 8, 2013. The Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.      Termination of a Material Definitive Agreement.

The Company used the advances from the Amendment to repay the full amount of approximately $773,000 due under the Amended and Restated Note and Security Agreement, dated as of October 31, 2013 (the “Note and Security Agreement”), by and between the Company and David Sheerr, an executive officer of the Company. As a result of such repayment, (i) the Note and Security Agreement was terminated, (ii) the Company expects to achieve an increase in cash flow of approximately $600,000 over the next 23 months, and (iii) the Company lowered its overall interest rate on its outstanding debt. In connection with the foregoing, the Collateral Assignment of Tenant’s Interest in Lease, dated as of November 6, 2013 (the “Collateral Assignment”), by and between the Company and David Sheerr was also terminated. The Note and Security Agreement and the Collateral Assignment were filed as Exhibits 10.1 and 10.2, respectively, to the Current Report on Form 8-K filed by the Company on November 8, 2013.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Section 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.      Financial Statements and Exhibits.

No.	Description
10.1	Form of Amendment to Financing Agreement, dated as of April 29, 2014, by and between the Company and Rosenthal & Rosenthal, Inc.
99.1	Press Release dated May 1, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant)

Date: May 1, 2014	/s/ MARC P. PALKER
(Signature)
Marc P. Palker
Chief Financial Officer

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